CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Tax Exempt Income Fund:

We consent to the use of our report, dated November 12, 2014, with respect to the financial statements of Putnam Tax Exempt Income Fund, included herein, and to the references to our firm under the captions Financial Highlights in the prospectus and Auditor and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
January 26, 2015